[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


                                              Contact:     Katharina Manok
                                                             Gunther Braun
                                                               ROFIN-SINAR
                                                              734-416-0206
                                                                 - or -
                                                     011-49-40-733-63-4256

            ROFIN-SINAR REPORTS RESULTS FOR THE FIRST QUARTER
                          OF FISCAL YEAR 2014


Plymouth, MI / Hamburg, Germany, February 6, 2014 -- ROFIN-SINAR
Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its first fiscal quarter ended December 31, 2013.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                     Three months ended    % Change
                    12/31/13   12/31/12
                    --------  -----------  ---------
Net Sales           $121,189   $142,233     -  15 %
RSTI Net Income     $  2,210   $  8,898     -  75 %
Earnings Per Share
  "Diluted" Basis * $   0.08   $   0.32     -  75 %

* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.3 million and 28.2 million for the fiscal quarters ended December 31, 2013 and 2012, respectively.

"Our fiscal year began within our guided range. Net sales came in at the low end, but net income reached the high end of our guidance, due to a better gross margin. The quarterly highlight was order entry, which increased our ending backlog by $19.4 million quarter-on-quarter. Increased orders in Europe offset a further decrease in demand in Asia, whereas North America continued to place orders at the same levels as the first quarter of the last fiscal year. We have experienced robust sales from the machine tool industry for our CO2 and fiber laser products, though sales to the automotive, electronics and solar industries softened," commented Gunther Braun, CEO and President of RSTI. "We expect European and North American business conditions to improve throughout the calendar year. Asian business will be heavily dependent on China's ability to maintain the current growth rate of the economy. During fiscal year 2014, we should capitalize on our efforts to optimize the cost structure of our fiber laser portfolio to the benefit of our profitability, and new product introductions in the short pulse technology space should help us to grow the business."




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FINANCIAL REVIEW

- First Quarter -
Net sales totaled $121.2 million for the first quarter ended December 31, 2013, a 15% decrease over the first quarter of fiscal year 2013. The weakening of the US dollar, mainly against the Euro, resulted in an increase in net sales of $2.0 million in the first quarter. Gross profit totaled $41.3 million, or 34% of net sales, compared to $50.1 million, or 35% of net sales, in the same period of fiscal year 2013. RSTI net income amounted to $2.2 million, or 2% of net sales, compared to $8.9 million, or 6% of net sales, in the comparable quarter last fiscal year. The diluted per share calculation equaled $0.08 for the quarter based upon 28.3 million weighted-average common shares outstanding, compared to the diluted per share calculation of $0.32 based upon 28.2 million weighted-average common shares outstanding for the same period last fiscal year.

SG&A expenses amounted to $25.4 million, representing 21% of net sales and increased by $0.2 million compared to last fiscal year's first quarter. Net R&D expenses increased by $0.5 million to $11.5 million (10% of net sales), compared to $11.0 million (8% of net sales) in the first quarter of fiscal year 2013.

Sales of laser products for macro applications increased by 1% to $49.1 million, accounting for 41% of total sales. Sales of lasers for marking and micro applications decreased by 27% to $56.0 million representing 46% of total sales. Sales of components decreased by 4% to $16.1 million representing 13% of total sales.

On a geographical basis, revenues in North America decreased by 8%, totaling $24.6 million, whereas net sales decreased marginally by 2% in Europe, to $59.5 million, and by 33% in Asia, to $37.1 million.


- Backlog -
Order entry for the quarter increased by 2% to $140.6 million compared to the first quarter of fiscal year 2013, resulting in a backlog of $137.4 million as of December 31, 2013, mainly for laser products. As of December 31, 2013, ROFIN-SINAR had a book-to-bill ratio of 1.16 for the first quarter.


- Other Developments: Share Buyback -
The Board of Directors yesterday authorized the Company to initiate a share buyback of up to $25.0 million of the Company's Common Stock over the next twelve months ending February 10, 2015, subject to market conditions. The shares may be repurchased from time to time in open market transactions or privately negotiated transactions at the Company's discretion.


- Outlook -
For the second quarter ending March 31, 2014, the Company expects revenues to be in the range of $123 million to $128 million and earnings per share to be in the range of $0.08 to $0.12. Actual results may differ from this forecast and are subject to the safe harbor statement discussed in more detail below.







(page)
With over 35 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as CO2 lasers, fiber, solid-state and diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths and an extensive range of laser components. ROFIN-SINAR Technologies has its operational headquarters in Plymouth, Michigan, and Hamburg, Germany and maintains production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore, and China. ROFIN currently has more than 49,000 laser units installed worldwide and serves more than 4,000 customers. The Company's shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on ROFIN-SINAR's home page: www.rofin.com.

A conference call is scheduled for 11:00 AM Eastern, today, Thursday, February 6, 2014. This call is also being broadcast live over the internet in listen-only mode. The recording will be available on the Company's home page for approximately 90 days. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. For more information, please contact Dana Diver, Taylor Rafferty, New York at +1-212-889-4350 or
Miles Chapman at Taylor Rafferty, London at +44(0) 7795 510 832.


                              (Tables to follow)






























(page)
                  ROFIN-SINAR TECHNOLOGIES INC.
               CONSOLIDATED STATEMENTS OF EARNINGS
             (in thousands, except per share data)

                                    Three months       Twelve months
                                       Ended               Ended
                                    (unaudited)          (audited)
                               ----------------------  --------------
                                12/31/12    12/31/12       9/30/13
                               ----------  ----------  --------------
-Macro                         $  49,086   $  48,442     $ 214,623
-Marking/Micro                    55,976      76,986       272,632
-Components                       16,127      16,805        72,813
                               ----------  ----------    ----------
Net sales                        121,189     142,233       560,068
Costs of goods sold               79,881      92,087       363,559
                               ----------  ----------    ----------
Gross profit                      41,308      50,146       196,509

Selling, general, and
  administrative expenses         25,393      25,192       101,726
Intangibles amortization             691         629         2,553
Research and development expenses 11,540      10,951        43,014
                               ----------  ----------   ----------
  Income from operations           3,684      13,374        49,216

Other income (expense)           (   199)   (    413)     (     61)
                               ----------  ----------    ----------
  Income before income tax         3,485      12,961        49,155

Income tax expense                 1,233       3,976        14,139
                               ----------  ----------    ----------
  Net Income                       2,252       8,985        35,016

Net income attributable to
      non-controlling interest        42          87           261
                               ----------  ----------    ----------
Net income attributable
      to RSTI                      2,210       8,898        34,755
                               ==========  ==========    ==========

Net income attributable to RSTI per share
  * "diluted" basis             $   0.08     $  0.32      $   1.22
 ** "basic" basis               $   0.08     $  0.32      $   1.23


* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.3 million and 28.2 million for the fiscal quarters ended December 31, 2013 and 2012, respectively, and
28.4 million for the 12 month period ended September 30, 2013.

** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.1 million for each of the fiscal quarters ending December 31, 2013 and 2012,and 28.2 million for the 12 month period ending September 30, 2013.






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                       ROFIN-SINAR TECHNOLOGIES INC.
                       CONSOLIDATED BALANCE SHEETS
                          (dollars in thousands)

                                                    12/31/13       9/30/13
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 144,562      $ 136,977
  Trade accounts receivable, net                      96,208        110,665
  Inventories net                                    199,632        198,460
  Other current assets                                38,263         35,190
                                                   -----------    ----------
    Total current assets                             478,665        481,292
                                                   -----------    ----------
  Net property and equipment                          87,090         86,912
  Other non-current assets                           133,024        131,706
                                                   -----------    ----------
    Total non-current assets                         220,114        218,618
                                                   -----------    ----------
    Total assets                                   $ 698,779      $ 699,910
                                                   ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $   4,548      $   3,709
  Accounts payable, trade                             20,454         24,596
  Other current liabilities                           69,520         80,209
                                                   -----------     ---------
    Total current liabilities                         94,522        108,514
  Long-term debt                                      14,801         14,913
  Other non-current liabilities                       36,388         33,065
                                                   -----------     ---------
    Total liabilities                                145,711        156,492
    Net stockholders' equity                         553,068        543,418
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 698,779      $ 699,910
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as "For the second quarter ended March 31, 2014, the Company expects revenues to be in the range of $123 million to $128 million and earnings per share to be in the range of $0.08 to $0.12" is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on Form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.